Exhibit 12.4
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                                                     TIME WARNER COMPANIES INC.
                                                 RATIO OF EARNINGS TO FIXED CHARGES
                                            Pro Forma(a)                                          Historical
                                        --------------------      -----------------------------------------------------------------
                                           Nine                      Nine
                                         Months      Year            Months
                                          Ended      Ended           Ended
                                        September   December       September
                                           30,        31,              30,                   Year Ended December 31,
                                          2000       1999             2000       1999      1998      1997       1996       1995
                                        --------------------      -----------------------------------------------------------------

Earnings:

Net income (loss) before income
   taxes and cumulative effect of
   accounting change                    $(3,245)    $(1,492)        $   362   $ 3,320   $   472    $  681     $  (15)   $     2
Interest expense                            914       1,168             914     1,168       710       913        908        877
Amortization of capitalized interest          5           7               5         7         2         2          2          2
Portion of rents representative of an
   interest factor                           99         135              99       135        64        55         55         57
Preferred stock dividend requirements
   of majority-owned subsidiaries            39          57              39        57        52        72         72         11
Adjustment for partially owned
   subsidiaries and 50% owned
   companies                                174         440             174       440       960       938        801        691
Undistributed losses (earnings) of less
   than 50% owned companies                   3          43               3        43        35        (8)        50        117
                                        -------     -------         -------   -------   -------    ------     ------    -------
        Total earnings                  $(2,011)    $  (358)        $ 1,596   $ 5,170   $ 2,295    $2,653     $1,873    $ 1,757
                                        =======     =======         =======   =======   =======    ======     ======    =======

Fixed Charges:

Interest expense                        $   914       1,168         $   914   $ 1,168   $   710    $  913     $  908    $   877
Capitalized interest                          6           6               6         6         1         -          1          4
Portion of rents representative
   of an interest factor                     99         135              99       135        64        55         55         57
Preferred stock dividend requirements
   of majority-owned subsidiaries            39          57              39        57        52        72         72         11
Adjustments for partially owned
   subsidiaries and 50% owned
   companies                                 80          86              80        86       721       622        607        697
                                        -------     -------         -------   -------   -------    ------     ------    -------
        Total fixed charges             $ 1,138     $ 1,452         $ 1,138   $ 1,452   $ 1,548    $1,662     $1,643    $ 1,646
                                        =======     =======         =======   =======   =======    ======     ======    =======

Pretax income necessary to cover
   preferred dividend requirements            -           -               -         -         -         -          -         72
                                        -------     -------         -------   -------   -------    ------     ------    -------
        Total combined                  $ 1,138     $ 1,452         $ 1,138   $ 1,452   $ 1,548    $1,662     $1,643    $ 1,718
                                        =======     =======         =======   =======   =======    ======     ======    =======

      Ratio of earnings to fixed
      charges (deficiency in the
      coverage of fixed charges by
      earnings before fixed charges)    $(3,149)    $(1,094)            1.4x      3.6x      1.5x      1.6x       1.1x       1.1x
                                        =======     =======         =======   =======   =======    ======     ======    =======

      Ratio of earnings to combined
      fixed charges and preferred
      dividend requirements (deficiency
      in the coverage of combined
      fixed charges and preferred
      dividend requirements             $(3,149)    $(1,094)            1.4x      3.6x      1.5x      1.6x       1.1x       1.0x
      deficiency)                       =======     =======         =======   =======   =======    ======     ======    =======

(a)   As a result of the merger of America Online and Time Warner, the pro forma ratios of Time Warner Companies ("TWC") have been adjusted to reflect an allocable portion of AOL Time Warner's new basis of accounting on a pushdown basis. The historical ratios are reflected at TWC's historical cost basis of accounting. TWC's pro forma ratios are presented to give effect to the merger of America Online and Time Warner as if it occurred on January 1, 1999.

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